Exhibit 99.1

GENERAL ENVIRONMENTAL MANAGEMENT ANNOUNCES
RELEASE OF QUARTERLY REPORT
Management Provides Update on Closing of Santa Clara Waste Water and Sale of Field
Services Business as it Continues Operational Transition

POMONA, California, December 2, 2009 - - General Environmental Management, Inc. (GEM) (OTCBB:GEVI) announced that it has filed its 10Q Report for the quarter ended September 30, 2009.  The Form 10Q can be found at http://www.sec.gov.

Below is a brief update on the previously announced closing of the acquisition by GEM of Santa Clara Waste Water Company, as well as the progress made on the sale of GEM's field services business.

According to Tim Koziol, GEM Chief Executive Officer,GEM  has taken major actions to eliminate debt, improve GEM's balance sheet and free up resources to focus on new, profitable markets.   Those actions include: 1) the sale of GEM Mobile Treatment Services, Inc.; 2) the  acquisition of Santa Clara Waste Water Company (SCWW), a profitable, 50 year old wastewater treatment business; and, most recently 3) the execution of a definitive agreement to sell our field services business unit for $14 million in cash plus the assumption of $1.1 million of long term lease obligations.  The net cash proceeds from the transaction will be used by GEM to retire senior debt and to pursue its strategy in the water treatment and waste-to-energy markets.  Total reduction in indebtedness to GEM’s senior lender could amount to more than $9 million.

“Taken together, these strategic moves have created a foundation for GEM to take advantage of opportunities that we believe will lead to profitability and positive cash flow in the coming year,” said Koziol.  “Our shareholders should look at the current quarterly report as a reflection of a work in progress.  Our intention is to continue to focus on higher margin business opportunities in the water treatment and waste-to-energy markets in order to maximize shareholder value of our company’s stock.   We are very pleased with the progress and advancements the company has made the past few months, especially when considering the difficult economic environment.”

Koziol added, “In regards to the sale of our field services business, we have reached an agreement with Luntz Acquisition (Delaware), LLC, a subsidiary of PSC  Environmental Services, LLC, to sell General Environmental Management, Inc. (DE) and its subsidiaries, which include five service centers, the TSDF of GEM Rancho Cordova LLC, and the Island Environmental Services business. The final purchase price will be subject to an adjustment based on the computation of net working capital at closing. We have agreed upon a closing date on or prior to March 1st, 2010, subject to the approval of GEM’s shareholders." He further stated "Concluding the sale of our field services business will result in a dramatic improvement of our balance sheet and will result in a lean business that will put profitability and cash generation as the top priorities.  We firmly believe our hard work will pay off once we’ve fully transitioned to the faster-growing water treatment and waste-to-energy markets. After the foundation is laid, we will focus our efforts on building a regional and then national presence."

General Environmental Management Inc. (OTCBB:GEVI) also reminds the investment community that it will be hosting its first-ever investor conference call December 2nd at 4:30 EST / 1:30 PST. After prepared remarks and presentation of the operating results, the call will be open to questions and answers. During the earnings call General Environmental Management, Inc. will provide detailed information on the acquisition of Santa Clara Waste Water (SCWW). GEM Management will also discuss the company’s efforts to acquire, license or partner with waste-to-energy technologies and companies. The participant dial-in number is: 1-480-629-9712.

About General Environmental Management, Inc.

General Environmental Management, Inc. (www.go-gem.com) is a full-service hazardous waste management and environmental services firm providing integrated environmental solutions managed through its proprietary web-based enterprise software, GEMWare, including the following service offering: management and transportation of waste; design and management of on-site waste treatment systems; management of large remediation projects; response to environmental incidents and spills; and environmental, health and safety compliance. Headquartered in Pomona, California, GEM operates five field service locations and one Treatment, Storage, Disposal facility (TSDF), servicing all markets in the Western U.S.

About Santa Clara Waste Water Company

Santa Clara Waste Water Company (SCWW) (http://www.scww.com) is a 50 year old non-hazardous waste water treatment and environmental services company. Headquartered in Santa Paula, CA, SCWW services industrial, oil and gas generators, and domestic waste generators.

FORWARD-LOOKING STATEMENTS

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or development that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company's actual results to differ materially from those implied or expressed by the forward-looking statements. The Company assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.

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